EXHIBIT 10.13

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (“Agreement”) is made and entered into by and between Alta Mesa Services, LP, a Texas limited partnership (the “Company”), and Harlan H. Chappelle (“Executive”). The Company and Executive may be individually referred to herein as the “Party” and collectively as the “Parties.” This Agreement is effective on December 20, 2018.
WHEREAS, Executive and the Company entered into the Employment Agreement dated as of February 9, 2018 (the “Employment Agreement”); and

WHEREAS, Executive will resign from the Company, effective as of December 26, 2018 (the “Resignation Date”), and thus Executive’s employment with the Company and all of its Affiliates will terminate as of the close of business on the Resignation Date; and
WHEREAS, the purpose of this Agreement is to set forth the terms governing Executive’s separation from the Company and its Affiliates.
NOW, THEREFORE, in consideration of the promises, conditions, and mutual covenants set forth in this Agreement, and for such other good and valuable consideration, the receipt and legal sufficiency of which the Parties acknowledge, the Parties hereby agree as follows:

1.	Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meanings given to them in the Employment Agreement.

2.
Resignation. Executive will resign from employment with the Company and its Affiliates (including without limitation Alta Mesa Resources, Inc. (“Alta Mesa”) and its subsidiaries), and all of its and their respective boards of directors, committees, trustee positions and all other executive, managerial, employee, fiduciary or other positions with the Company and its Affiliates, effective as of the Resignation Date, except as otherwise provided in this Section 2. Executive acknowledges that concurrently with the execution of this Agreement by the Parties, AM Equity Holdings, LP, a Texas limited partnership (“AM Equity”), and Alta Mesa have entered into that certain Letter Agreement pursuant to which AM Equity has agreed to redeem one share of Series A-3 Preferred Stock, par value $0.0001 per share (the “Series A-3 Preferred Stock”), of Alta Mesa owned by AM Equity in accordance with Section 6 of the Certificate of Designation of Series A Preferred Stock of Alta Mesa Resources, Inc. dated as of February 9, 2018 (the “Certificate of Designation”). Executive further acknowledges that, in connection with the redemption of Series A-3 Preferred Stock by AM Equity, Executive shall be removed from the Board of Directors of Alta Mesa immediately.

3.
Salary and Benefits. To the extent unpaid as of the Resignation Date, Executive will be entitled to receive the salary and benefits set forth in Sections 6(a)(1), 6(a)(2) and 6(a)(3) of the Employment Agreement, subject to and in accordance with the terms thereof. For the avoidance of doubt, Executive will not be entitled to an Annual Bonus for 2018.

4.
Severance Benefits. Provided that Executive (a) complies with this Agreement and Sections 9 through 18, 21, 25, 31, 32, 34, and 37 through 39 of the Employment Agreement, and (b) executes and delivers to the Company the Global Release, as referenced in Section 5 of this Agreement, and the Global Release becomes effective and irrevocable within 60 days following the Resignation Date, Executive shall be entitled to: (i) vesting acceleration under the LTIP with respect to the shares of Alta Mesa’s Class A common stock subject to the outstanding LTIP awards held by Executive as of the Resignation Date as set forth on Exhibit A to this Agreement (the “Vested LTIP Awards”) and (ii) the severance payments and benefits provided under Section 6(b)(1)(A) (“Termination Not Following Change in Control”), Section 6(b)(2), and, to the extent applicable, Section 6(b)(3) of the Employment Agreement (clauses (i) and (ii) collectively, “Severance Payments”). Notwithstanding anything to the contrary contained in the Employment Agreement, the Parties agree that (x) accelerated vesting of the Vested LTIP Awards is being provided in lieu of the benefits under Section 6(a)(4)(A) of the Employment Agreement and (y) except for the Vested LTIP awards, all of Executive’s LTIP awards will be forfeited by Executive as of the Resignation Date. Executive agrees that the Severance Payments and the salary and benefits described in Section 3 of this Agreement constitute the only severance or other compensation the Executive is entitled to receive regarding Executive’s termination of employment with the Company. Therefore, Executive agrees that Executive has waived and has no right to the Additional Payments referenced in Sections 6(b)(1)(B) (“Anticipatory Termination”) or 6(b)(1)(C) (“Termination Following Change in Control”) of the Employment Agreement.

5.
Release Consideration. Executive agrees that in exchange for the benefits referenced in this Agreement, on or following the Resignation Date, Executive must execute and deliver to the Company the release of claims attached to this Agreement as Exhibit B (“Global Release”) and the Global Release must become effective and irrevocable within 60 days following the Resignation Date. Executive understands and agrees that a failure to timely execute and return the Global Release will result in Executive being ineligible for the benefits referenced in this Agreement, including the Severance Payments.

6.
No Further Obligation. The Parties agree that, apart from the amounts specified in this Agreement, Executive shall not be entitled to any other payments, reimbursements or other monetary or other consideration from the Company or any of its Affiliates. Except as stated in this Agreement, or as required by law, all other compensation, bonuses, commissions, paid time off, expense reimbursements, and other benefits which relate to Executive’s employment or termination of employment with the Company and all of its Affiliates, except as memorialized in this Agreement, will cease as of the Resignation Date. Executive agrees that only this Agreement shall govern the compensation, benefits, severance or other consideration that Executive shall be entitled to receive from the Company or any of its Affiliates. Accordingly, the Employment Agreement standing alone shall be void and have no force and effect regarding severance or any other compensation or benefits owed to Executive regarding his termination of employment with the Company or any of its Affiliates.

7.
Cooperation and Consultation. Executive agrees to cooperate with the Company in connection with any claims, causes of action, investigations, hearings, proceedings, arbitrations, lawsuits, or other matters that have been brought, or may be brought in the future, against or on behalf of the Company that relate to events or occurrences that transpired while Executive was employed by the Company. Executive’s cooperation in connection with this Section shall include, without limitation, being reasonably available to meet and fully cooperate with the Company or its designated representative, being reasonably available to meet with counsel to prepare for discovery or trial, to prepare and submit affidavit(s) or declaration(s), act as a witness on behalf of the Company at convenient times, and to provide true and accurate testimony regarding any such matters. Executive further agrees to provide consultation on non-legal matters for the Company when requested by the Company following the Resignation Date. The Company agrees to compensate Executive at an hourly rate of Five Hundred Dollars and No Cents ($500.00) for the services described in this Section and agrees to generally limit non-legal consultation to no more than ten (10) hours a week. Executive will also be eligible to be reimbursed for travel and other reasonable and customary expenses incurred by Executive when providing the services described in this Section. Executive understands that all services and compensation described in this Section will be as an independent contractor and will be paid through payments by the Company that are reported on an IRS Form 1099. After the Resignation Date, Executive will not receive any other compensation or benefits as an executive or employee of the Company unless specifically provided for under this Agreement. The Company alone shall determine if and when it needs any of these services from Executive, and the Company alone shall determine when to cease these services.

8.	Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the governing law and venue provisions of the Employment Agreement.

9.	Mandatory Arbitration. This Agreement shall be subject to the mandatory arbitration provisions in Section 31 of the Employment Agreement.

10.
Waiver. A Party’s waiver of any breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any later breach of the same or other Agreement provision.

11.
Severability and Reformation. The Parties agree that in the event any court of competent jurisdiction or arbitrator holds any provision of this Agreement to be invalid or unenforceable, such invalid or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required, and the remaining provisions shall not be affected or invalidated and shall remain in full force and effect. Further, should any provision of this Agreement be held by a court of competent jurisdiction or arbitrator to be enforceable only if modified, such holding shall not affect the validity or enforceability of the remainder of this Agreement, the balance of which shall continue to be binding upon the Parties with such modification, if any, to become a part hereof and treated as though contained in this original Agreement, nor shall such holding affect the enforceability or validity of the offending provision in any other jurisdiction. The Parties further agree that any such court or arbitrator is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety. The Parties expressly agree that this Agreement, as so modified by any such court or arbitrator, shall be binding upon and enforceable against each other.

12.
Assignment. This Agreement shall be binding upon and inure to the benefit of Executive and the Company, and any parents, subsidiaries, affiliated companies, successors, or assigns of the Company, but otherwise shall not be for the benefit of any third parties.

13.
Execution. This Agreement may be executed in one or more counterparts, each of which, when executed and delivered, shall be an original, and all of which together shall constitute one and the same instrument. This Agreement may also be executed by facsimile or electronic signatures which signatures shall be deemed as effective as original signatures.

14.
Incorporation of Employment Agreement. This Agreement incorporates the Employment Agreement by reference including all of Executive’s covenants therein. To the extent there is any conflict or inconsistency between a provision in this Agreement and a provision in the Employment Agreement, as determined by the Company, the provision in this Agreement shall control. For purposes of clarity, Executive understands and agrees that Executive has continuing obligations to the Company both now and after Executive’s Resignation Date under Sections 9 through 18, 21, 25, 31, 32, 34, and 37 through 39 of the Employment Agreement. Executive also understands that this Agreement limits the compensation, benefits, severance and other consideration that Executive may be entitled to receive from the Company as to only what is contained in this Agreement.

15.
Entire Agreement; Modification. This Agreement, the Global Release and the Employment Agreement set forth the entire agreement between the Parties concerning the subject matter in this Agreement, except as otherwise stated herein. No oral statements or other prior written material not specifically incorporated into this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated into this Agreement by written amendment, such amendment to become effective on the date stipulated in it. Any amendment to this Agreement must be signed by both Parties to this Agreement. This Agreement supersedes any prior oral or written agreements, understandings, promises, or inducements between Executive and the Company concerning the subject matter in this Agreement, with the exception of any confidentiality agreement or any other obligation which, by its terms or by operation of law, survives the termination of Executive’s employment.

16.	Tax Withholding. All payments hereunder shall be net of applicable federal, foreign, state, and local taxes, as required by law.

17.
Mutual Non-Disparagement. Without limiting the generality of Section 10(c) of the Employment Agreement, Executive agrees that at all times Executive will refrain from making any intentionally negative, critical or disparaging statements, implied or express, concerning the Company, Alta Mesa, and their respective directors, officers, agents, affiliates or employees. The Company agrees that it will cause the members of the Board of Directors of Alta Mesa to refrain from making any intentionally negative, critical or disparaging statements, implied or express, about Executive. Nothing in this Section 17 prohibits the disclosure of information that is required to be disclosed to enforce this Agreement or the Global Release or to comply with applicable law or order of a court or other governmental authority.

PLEASE READ CAREFULLY BEFORE SIGNING

•	Executive acknowledges that he has carefully read and understands the terms of this Agreement and his obligations hereunder.

•	Executive acknowledges that he has been advised to review this Agreement with an attorney of his choosing.

[Signature Page Follows]

EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS SEPARATION AGREEMENT AND FULLY UNDERSTANDS ITS CONTENTS, AND VOLUNTARILY SIGNS IT OF HIS OWN FREE WILL.
IN WITNESS WHEREOF, the Parties have signed this Agreement as of the date first set forth above with the intent to be bound by its terms and conditions.

ALTA MESA SERVICES, L.P.
By:     OEM GP, LLC,
a Texas limited liability company,
its general partner

By:     Alta Mesa Holdings, LP,
a Texas limited partnership,
its sole member

By:     Alta Mesa Holdings GP, LLC,
a Texas limited liability company,
its general partner

By:    /s/ James T. Hackett
Name:    James T. Hackett
Title:    Chairman of the Board

EXECUTIVE:		WITNESS:

By:	/s/ Harlan H. Chappelle	By:	/s/ Kim O. Warnica

Name:	Harlan H. Chappelle	Name:	Kim O. Warnica

[Signature Page to Separation Agreement]

Acknowledged:

ALTA MESA HOLDINGS, LP
By:    Alta Mesa Holdings GP, LLC,
a Delaware limited liability company,
its general partner

By:    /s/ James T. Hackett
Name:    James T. Hackett
Title:    Chairman of the Board

[Signature Page to Separation Agreement]

Exhibit A

Vested LTIP Awards

Award Type	Grant Date	Exercise Price per Class A Common Share	Number of Vested Class A Common Shares
Stock Option	February 9, 2018	$9.54	589,623
Performance Stock Units	March 28, 2018	n/a	786,164

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